As filed with the Securities and Exchange Commission on June 14, 2024
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VICTORIA’S SECRET & CO.
(Exact name of registrant as specified in its charter)

Delaware	86-3167653
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Limited Parkway East
Reynoldsburg, Ohio OH	43068
(Address of Principal Executive Offices)	(Zip Code)

VICTORIA’S SECRET & CO. 2021 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

Timothy Johnson
Chief Financial and Administrative Officer
Victoria’s Secret & Co.
4 Limited Parkway East
Reynoldsburg, Ohio 43068
Telephone: (614) 415-7000
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 13, 2024, at the 2024 Annual Meeting of Stockholders of Victoria’s Secret & Co. (the “Registrant”), the Registrant’s stockholders approved an amendment to the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan (as amended, the “VS 2021 Stock Plan”) to increase the number of shares of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), available for issuance under the plan by 4,800,000 shares. The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), such additional 4,800,000 shares of Common Stock for issuance under the VS 2021 Stock Plan. Pursuant to General Instruction E, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 19, 2021 (Registration No. 333-258021) and August 3, 2021 (Registration No. 333-258419) are incorporated by reference into this Registration Statement, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the VS 2021 Stock Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(a)The Annual Report on Form 10-K of the Registrant for the fiscal year ended February 3, 2024, filed with the Commission on March 22, 2024 (the “2023 Annual Report”);

(b)The Quarterly Report on Form 10-Q of the Registrant for the quarterly period ended May 4, 2024, filed with the Commission on June 7, 2024;

(c)The Current Reports on Form 8-K of the Registrant filed with the Commission on March 6, 2024 and June 5, 2024 (for each, excluding Items 2.02 and 7.01 thereof);

(d)The definitive proxy statement for the Registrant’s 2024 Annual Meeting of Stockholders filed by the Registrant with the Commission on May 3, 2024; and

(e)The description of the Common Stock, which is contained in Exhibit 4.1 to the 2023 Annual Report, including any amendments or supplements thereto filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for any:
•breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders;
•act or omission of a director or officer not in good faith or which involves intentional misconduct or a knowing violation of law;
•liability of a director under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions);
•transaction from which a director or officer derived an improper personal benefit; or
•liability of an officer in any action by or in the right of the corporation.

Section 145(a) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Certificate of Incorporation

In accordance with Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of the Registrant includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the Registrant’s directors and officers to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Bylaws

Article V of the Registrant’s Second Amended and Restated Bylaws include the following provisions related to indemnification of directors and officers:

Section 5.01. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a member of any committee or similar body against all expenses (including attorneys’ fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding (including appeals) or the defense or settlement thereof or any claim, issue, or matter therein, to the fullest extent permitted by the laws of Delaware as they may exist from time to time.

Section 5.02. Insurance. The proper officers of the corporation, without further authorization by the Board of Directors, may in their discretion purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent for another corporation, partnership, joint venture, trust, or other enterprise, against any liability.

Section 5.03. ERISA. To assure indemnification under this Article V of all such persons who are or were “fiduciaries” of an employee benefit plan governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974”, as amended from time to time, the provisions of this Article V shall, for the purposes hereof, be interpreted as follows: an “other enterprise” shall be deemed to include an employee benefit plan; the corporation shall be deemed to have requested a person to serve as an employee of an employee benefit plan where the performance by such person of duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to said Act of Congress shall be deemed “fines”; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

Section 5.04. Contractual Nature. The foregoing provisions of this Article V shall be deemed to be a contract between the corporation and each director and officer who serves in such capacity at any time while this Article V is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit, or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

Section 5.05. Construction. For the purposes of this Article V, references to “the corporation” include in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director or officer of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a member of any committee or similar body, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation, if its separate existence had continued.

Section 5.06. Non-Exclusive. The corporation may indemnify, or agree to indemnify, any person against any liabilities and expenses and pay any expenses, including attorneys’ fees, in, advance of final disposition of any action, suit, or proceeding, under any circumstances, if such indemnification and/or payment is approved by the vote of the stockholders or of the disinterested directors, or is, in the opinion of independent legal counsel selected by the Board of Directors, to be made on behalf of an indemnitee who acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation.

Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan, as amended

The 2021 VS Stock Plan provides that no member of the Human Capital and Compensation Committee of the Board of Directors, or such other committee as designated by the Board of Directors (the “Committee”), nor any person to whom duties have been delegated, will be personally liable for any action, interpretation or determination made with respect to the VS 2021 Stock Plan or award agreements made thereunder, and each member of the Committee will be fully indemnified and protected by the Registrant with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Registrants, Certification of Incorporation and Bylaws, as amended from time to time.

Directors and Officers Insurance Coverage

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability as described above. The Registrant maintains directors and officers liability insurance policies to insure such individuals against certain liabilities that might be incurred by them in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Victoria’s Secret & Co. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on June 14, 2024).
4.2	Second Amended and Restated Bylaws of Victoria’s Secret & Co. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K filed on March 17, 2023).
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding the legality of the securities being registered (filed herewith).
10.1	Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Form S-8 filed on July 19, 2021).
10.2	Amendment to the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on June 14, 2024).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature pages of this Registration Statement).
107	Calculation of Filing Fee Tables (filed herewith).

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reynoldsburg, State of Ohio, on the 14th day of June, 2024.

VICTORIA’S SECRET & CO

By:	/s/ Timothy Johnson
Name:	Timothy Johnson
Title:	Chief Financial and Administrative Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Martin Waters and Timothy Johnson and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Victoria’s Secret & Co. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, including, specifically, but without limitation, power and authority to sign the name of the undersigned to any such registration statement, and any amendments to any such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 14, 2024.

Signature	Title

/s/ Martin Waters	Director and Chief Executive Officer
Martin Waters	(principal executive officer)

/s/ Timothy Johnson	Chief Financial and Administrative Officer
Timothy Johnson	(principal financial officer and principal accounting officer)

/s/ Donna James	Chair of the Board of Directors
Donna James

/s/ Irene Chang Britt	Director
Irene Chang Britt

/s/ Jacqueline Hernández	Director
Jacqueline Hernández

/s/ Lauren Peters	Director
Lauren Peters

/s/ Sarah Davis	Director
Sarah Davis

/s/ Anne Sheehan	Director
Anne Sheehan

/s/ Mariam Naficy	Director
Mariam Naficy

/s/ Rod Little	Director
Rod Little